Exhibit 10.52
AMENDMENT TO EMPLOYMENT AGREEMENT
          Amendment to the Employment Agreement dated as of November 15, 2006 by and between CytoCore, Inc. (“Company” ) and Dr. Augusto Ocana (“Ocana”). The parties thereto agree as follows:
          1. Upon execution of this Agreement, Ocana shall resign as CEO of the Company and as a member of its Board of Directors of the Company and shall cease to be an employee of the Company. Thereafter, Ocana shall provide the following services to the Company as a Consultant (“Consultant”).
          2. Consultant shall devote a substantial amount of his time and effort to develop a distribution system for the Company’s products in Europe and Latin America. Consultant shall identify reputable and experienced European and Latin American distributors and upon authorization by the Company negotiate the terms of distribution agreements, subject to the Company’s approval and execution of such agreements (“Ocana Distributors”). The Ocana Distributors shall be assigned exclusive “Areas” so that the major markets in Europe and Latin America will be adequately served. The Company shall determine the Areas, transfer pricing and minimum quantities acceptable to the Company to enter into any distribution agreements. Upon execution of the distribution agreements, Consultant shall work with the Ocana Distributors on the Company’s behalf to implement said agreements.
          3. Consultant shall receive a commission of 3% of gross revenue received from the Ocana Distributors for Company products sold to them. The Company may terminate any or all of the Ocana Distributors upon the Company’s determination that such Distributor(s) are not producing sufficient sales, poor payment history with the Company or maintaining a 35%

or greater profit margin on the Company’s sale of its products to such Distributor(s). Gross sales shall be determined on the basis of F.O.B., point of manufacture. In addition, gross sales shall be reduced by refunds, returns or allowances and bad debts.
          4. (a) The commission shall be paid to Consultant during the life of any agreement with an Ocana Distributor, including any renewals thereof and shall continue beyond the termination or expiration of this Agreement.
               (b) Consultant shall receive a monthly advance fee (“Draw”) of $5,000/month to be offset against future commissions earned by Consultant. Such Draw will be increased to $7,500/month in the event Consultant delivers a distribution agreement accepted and executed by the Company, but the sale of Company products is delayed until the Company has received a “CE” approval.
               (c) 35% of the commissions due Consultant shall be paid upon delivery of inventory to Ocana Distributor, reduced by Draw previously paid by the Company to Consultant; the balance shall be paid with 10 days after payment by the Ocana Distributor has cleared.
               (d) The Company will provide Consultant with the basis upon which the Company has determined commissions to be due to Consultant. Consultant may request an audit of such calculation. The Company shall perform such audit, but Consultant will be charged for such expense if the audit determines that the commission paid to the Consultant is less than 95% of the correct commission amount.
               (e) Payment of commissions shall be paid in U.S. Dollars.
          5. The term of this agreement shall be on a month-to-month basis, but the Company may not terminate this Agreement for at least 90 days from the date hereof. Notwithstanding the foregoing, the Company may continue the agreement without continuing to pay a Draw if, in the company’s sole discretion it determines that progress in implementing the Ocana Distributor system is not proceeding as rapidly as anticipated.
          6. Consultant confirms that he has received, or is entitled to receive, the following additional compensation.
               (a) A warrant to purchase 500,000 shares of the Company’s common stock at the exercise price equal to the closing price of such stock on the OTC Bulletin Board on November 15, 2006 less 33 1/3%.
               (b) A warrant to purchase 500,000 shares of the Company’s common stock based on the closing price of the Company’s common stock listed on the OTC Bulletin Board having been not less than $.30 per share during thirty (30) days out of any consecutive forty five (45) day period during which the Company’s common stock is traded. The exercise price of the warrant is the average closing price of the Company’s common stock during such forty five (45) day period less a discount of 33 1/3%.
               (c) Consultant shall continue to be covered under any medical, dental, disability, life insurance and other Company benefit plans and programs offered to its executives as long as Consultant remains as a consultant to the Company, but at least until December 31, 2007.
               (d) Consultant is authorized to incur reasonable, ordinary and necessary business expenses in the performance of his duties, except that any expense of $200.00 or higher shall require the prior approval of the CFO of the Company.

               (e) The Company shall reimburse Consultant for his monthly office rent at Carnegie Center through December 31, 2007.
               (f) The Company shall pay Consultant the sum of $45,000 in three (3) equal monthly installments commencing on August 15, 2007 as additional compensation. Such payments shall be subject to federal and state tax withholding. Ordinary and necessary expenses of the Consultant relating to Company business incurred prior to the date of Consultant’s resignation shall be paid by the Company in accordance with the company’s policy regarding reimbursement of employee expenses.
          7. Consultant hereby confirms his obligation to comply with Sections 6, 7, 8, 9 and 10 of the “Employment Agreement” and be subject to the exercise by the Company of its remedies as set forth in Section 10 thereof. Notwithstanding the foregoing, the Company will release Consultant from his obligations to comply with the restrictions set forth in Section 7, 8 and 9 of the Employment Agreement by relinquishing his right to receive commissions from the Ocana Distributors, effective on the date Consultant notifies the Company in writing that he is relieved of such compliance obligations.
          8. Any inconsistency between the terms of this Amendment and the terms of the Agreement it amends shall be resolved in favor of this Amendment. Any provision in the Employment Agreement which is not inconsistent with the terms of this Amendment shall remain in full force and effect. However, Compensation as defined in the Employment Agreement shall only refer to the consideration set forth in this Amendment.
          9. Consultant agrees, ratifies and confirms that his resignation and change of his responsibilities shall be deemed to be a voluntary resignation and not a “Termination Without

Cause” or a “Termination for Good Reason” as such terms are defined in the Employment Agreement.
          10. Consultant has entered into this Amendment voluntarily and after receiving the advice of and consultation with his attorney. He understands the meaning and consequences to him resulting from his execution of this Amendment.
          11. The parties hereto shall jointly issue a press release relating to the change of responsibilities of Consultant.
          12. This Amendment shall be governed by and construed under the laws of the State of Illinois.
          IN WITNESS WHEREOF, the parties hereto have set their hands this 12 day of July, 2007.

CYTOCORE, INC.
By:	/s/ Illegible

/s/ Dr. Augusto Ocana
Dr. Augusto Ocana

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